CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 16, 2015, relating to the financial statements and financial highlights which appears in the February 28, 2015 Annual Report to Shareholders of Schwab Fundamental Global Real Estate Index Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP
San Francisco, California
June 24, 2015